EXHIBIT 5.1

                         Opinion dated July 8, 1998, of
                              Snell & Wilmer L.L.P.



                                                       July 8, 1998



Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, Utah 84108

Ladies and Gentlemen:

             We  have  acted  as  counsel   to  Evans  &   Sutherland   Computer
Corporation, a Utah corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the sale and issuance from time to time of not in excess of 353,089 shares of common stock, $.20 par value, of the Company (the "Stock"). The Stock is issuable pursuant to the terms of the AccelGraphics 1995 Stock Plan (the "Plan") which was assumed by the Company in connection with its acquisition of AccelGraphics, Inc.

             We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company and representatives, and other documents, as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

             Based on the foregoing, it is our opinion that the Stock, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

             Consent is hereby given to the use of this opinion as an exhibit to the Registration Statement.

                                              Sincerely yours,

                                              /S/ Snell & Wilmer L.L.P.
                                              SNELL & WILMER L.L.P.